Exhibit 10.52
PROJECT PINGPONG
TERM SHEET
We have set forth below in this term sheet (this “Term Sheet”) the terms upon which to negotiate and agree on the Definitive Transaction Documents (as defined in Article (A)(1.5)) between BGP Inc., China National Petroleum Corporation, a company organized under the laws of the People’s Republic of China (“PRC”) (“California”) and ION Geophysical Corporation, a company organized under the laws of the State of Delaware, United States of America (“Indiana”) (and their affiliates as applicable) for the proposed establishment of a joint venture, the purchase of equity interest in Indiana by California, the refinancing of certain existing debt of Indiana and the provision of a new credit facility to Indiana and the collaboration in other areas as set forth below. California and Indiana are each referred to herein as a “Party” and together as the “Parties”. The Parties intend that following the execution of this Term Sheet, California shall enter into certain agreements for the provision of Bridge Financing (as defined below) to Indiana on terms and conditions set forth herein.
Except for the provisions of Article (F) (which are unconditional), the transactions contemplated by this Term Sheet (other than the Bridge Financing (as defined in Article (A)(1.2)) and the related Definitive Transaction Documents are conditioned upon, among other things, the receipt of applicable regulatory approvals (and favorable review of certain voluntary regulatory approvals), the simultaneous consummation of each of the Transactions (as defined in Article (A)(1.1)) and the satisfactory completion of confirmatory business, accounting, financial, legal, regulatory and tax due diligence as set forth herein. The consummation of the Bridge Financing is conditional upon the terms set forth in the related Bridge Financing agreement(s) between the Parties.
This Term Sheet supersedes all prior understandings and discussions between the Parties with respect to the subject matters of this Term Sheet. The Definitive Transaction Documents, when agreed to and executed, will supersede this Term Sheet in all respects. The terms set out below are confidential information subject to the Non-Disclosure Agreement between the Parties, dated as of August 7, 2009 (the “NDA”), provided that, if any disclosure obligation or any transactions involving equity securities or debt of Indiana contemplated in this Term Sheet conflicts with any provision of the NDA, the provision in this Term Sheet shall prevail and Indiana acknowledges its invitation for California to enter into those provisions with Indiana.

Article		Description
(A)	Overall Transactions

1	Transactions and Best Efforts	1.1	This Term Sheet contemplates the following transactions (collectively, the “Transactions”):
			(a)	the Equity Investment (as defined in Article (C)(1));

			(b)	the formation of the JV (as defined in Article (D) (3.1)) and the associated transactions contemplated under Article (C) (the “JV Transaction”);

			(c)	the New Credit Facility (as defined in Article (E)); and

			(d)	the Refinancing (as defined in Article (E)).

Article	Description
	1.2	The Parties additionally intend for the bridge financing to be provided in accordance with Article (B) of this Term Sheet (the “Bridge Financing”) and the related agreement(s) between the Parties.

	1.3	Each of the Equity Investment, the JV Transaction, the New Credit Facility and the Refinancing shall be completed contemporaneously with each other as contemplated by this Term Sheet and the related Definitive Transaction Documents.

	1.4	Each Party shall negotiate in good faith and use its best efforts to negotiate and enter into, within the Exclusivity Period (as defined in Article (F)3)), the definitive transaction documents (together with any other ancillary agreements and documents) embodying the terms set forth in this Term Sheet and other terms as both Parties may subsequently agree (collectively, the “Definitive Transaction Documents”).

	1.5	As soon as practicable, but not later than 30 days after the execution of this Term Sheet (or such later date as the Parties may agree), the Parties shall jointly submit to the Committee on Foreign Investment in the United States (“CFIUS”) a draft voluntary notice relating to the Transactions pursuant to the Exon-Florio Provision of the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”) and, as soon as practicable, a final Exon-Florio notice. The Parties each, to their fullest ability, shall timely provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process. Each of the Parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable. Neither California nor Indiana shall be required to agree to any structural or conduct remedy or condition pursuant to the reviews contemplated by this paragraph that would, in its sole judgment, be expected to have a material adverse effect on the business of the JV, as contemplated by the Parties, the value of the Equity Investment, the remaining business of the Party outside of the JV Business, or any other aspect of the expected value of the Transactions to the Party after giving effect to the transactions contemplated by this Term Sheet.

	1.6	Each Party shall, with regard to the review of the transactions contemplated hereby, (i) promptly inform and provide the other Party with a copy of any material communication received by such Party from CFIUS and (ii) permit the other Party reasonable time and notice (subject to the limitation that, with respect to responses to inquiries from CFIUS during the Exon-Florio review process, such Party may not preclude the other Party from responding within the timeframe required under the CFIUS regulations, 31 C.F.R. Sec. 800.403(a)(3)) to (x) review and comment in advance on any material communication to be made or delivered to CFIUS, including any proposed understanding, undertakings, or agreements, (y) consult with the other Party in advance of any meeting or conference with CFIUS and (z) attend and participate in such meetings and conferences (to the extent permitted by

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CFIUS).

		1.7	In addition, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the execution, delivery and performance of the Definitive Transaction Documents or the consummation of the Transactions, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Term Sheet or any Definitive Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Term Sheet.

2	Definitive Transaction Documents	2.1	The Definitive Transaction Documents currently contemplated by the Parties for the Transactions are set forth below (provided that the listed documents may change in response to changes to the plan of implementation of the Transactions):

			(a)	With respect to the Equity Investment (as further described in Article (C)):

· a share subscription agreement; and

· a registration rights agreement

			(b)	With respect to the JV (as further described in Article (D)):

· the organizational documents of the JV, which shall include matters related to the governance of the JV set forth in Article (D);

· a shareholders’ agreement between the Parties;

· the JV SPA (as defined in Article (D)3.1)), which will provide for the acquisition by California from Indiana of 51% of the equity interest in the JV with a consideration in cash and the value of certain assets (such assets, the “California Transferred Assets”);

· an assignment and transfer agreement, pursuant to which Indiana transfers to the JV the Indiana Transferred Assets (as set forth in Article (D)(3.1));

· if not included in the JV SPA, an assignment and transfer agreement, pursuant to which California transfers to the JV the California Transferred Assets (as set forth in Article (D)(3.1));

· certain intellectual property agreements embodying the

Article	Description

principles and providing for the arrangements with respect to the transfer and assign by California of certain intellectual property rights used in or necessary for the conduct or operation of the JV Business (as defined in (D)6));

			·	certain intellectual property agreements embodying the principles and providing for the arrangements with respect to the Indiana JV Business IP (as set forth in Article (D) (2.3));

			·	employee agreements with respect to certain designated key employees of the JV;

			.	certain service agreements relating to certain services to be provided by the Parties hereto to the JV;

			·	certain sales agreements;

			·	certain operating policies and compliance policies; and

		(c)	With respect to the New Credit Facility:

			·	one or more agreements with regard to the New Credit Facility arrangements involving Indiana.

		(d)	With respect to the Refinancing:

			·	one or more agreements with regard to the Refinancing arrangements involvig Indiana.

		(e)	In general:

			·	any documents, agreements or procedures mutually agreed by the Parties in connection with an order or request of any governmental entity.

	2.2	The Definitive Transaction Documents shall reflect the terms of the Transactions as set forth in this Term Sheet, and any schedule and/or exhibits hereto, and such other terms as subsequently agreed to between the Parties.

	2.3	The Parties agree that they shall use their best efforts to work diligently and in good faith to cause the closing of the Transactions (the “Closing”) to occur as soon as possible after the signing of the Definitive Transaction Documents and no later than the latest to occur of (i) December 31, 2009 or (ii) ten (10) business days following the date on which all regulatory approvals (including receiving clearance from CFIUS to complete the Transactions) have been obtained, but in any event no later than March 31, 2010 (such date, the “Outside Date”).

	2.4	In connection with the provision of the Bridge Financing, the Parties and the other parties named therein shall simultaneously enter into the following documents (the “Bridge Financing Documents”):

			·	Sixth Amendment to that certain Amended and Restated Credit Agreement, dated as of July 3, 2008 (the “Credit Agreement”), among Indiana, its subsidiary and the guarantors and lenders named therein, as amended;

			·	Warrant Issuance Agreement between Indiana and California (including Form of Warrant);

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· Convertible Promissory Note and Foreign Convertible Promissory Note issued by Indiana to a lender arranged by California; and

· Registration Rights Agreement between California and Indiana.

3	Additional Collaboration	3.1	The Parties shall set forth the terms and conditions of the following additional collaborations in the Definitive Transaction Documents, all as subject to any regulatory approvals (including receiving clearance from CFIUS to complete the Transactions) and any licensing and other requirements as may be necessary:

			(a)	California shall commit to purchasing from the JV certain products that are offered for sale by the JV on arms-length terms (which may include preferential rates and/or discounts, such as customary volume discounts), subject to such products being acceptable to customers of California and being comparable to or better than (in terms of price, quality, technology, reliability, delivery terms and other aspects) similar products that are or would be offered by independent third parties; and

			(b)	California shall commit to purchasing from Indiana marine streamers and Indiana’s Intelligent Acquisition IA™ streamer technologies for California’s vessel “BGP Prospector” on terms and conditions to be agreed to by the Parties and at price, quality, technology, reliability and delivery terms and other aspects no less favorable to California and Indiana than would prevail in an arm’s-length transaction with independent third parties under similar circumstances and market positions.

		3.2	Furthermore, the Parties hereby express their desire to provide each other with preference in the following future business opportunities, provided in each case that the terms and conditions (including price, quality, technology, reliability and delivery) are no less favorable to the other Party than that would prevail in a transaction with a third party and that, if applicable, the purchased services or products are acceptable to the other Party’s customers (and it being understood that no binding agreement is intended herein):

			(a)	Indiana’s choice of contractors for its multi-client business/Solutions division;

			(b)	Indiana’s choice of contractors for its outsourced manufacturing and production of other equipment outside the scope of the JV Business;

			(c)	Indiana’s provision of data processing and analysis services (utilizing Indiana’s data processing and analysis technologies) to California and/or the JV, subject to compliance with applicable US export control laws; and

			(d)	California’s future purchases from Indiana of non-JV Business equipment and services, subject to compliance with applicable US export control laws.

Article			Description

4	Registration Rights; Resale	4.1	Notwithstanding anything to the contrary in the NDA, California shall have the right to freely acquire, dispose or otherwise transfer (i) any equity securities of Indiana that California (or an affiliate) acquires pursuant to the relevant Definitive Transaction Documents and (ii) any debt or equity securities or warrants of Indiana that California (or the lender or other third party arranged by it) acquires in connection with the Bridge Financing.

		4.2	Indiana shall provide the (i) usual and customary registration rights with respect to shares of common stock of Indiana (the “Common Stock”) issued to California (or lender or other third party arranged by California who holds such Common Stock) pursuant to any of the Transactions, including the Bridge Financing, and shall file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement registering such shares promptly and in any event within 20 business days after the issuance of such Common Stock and use its best efforts to cause such registration statement to be declared effective by the SEC within 60 days after the issuance of such Common Stock and continuously maintain thereafter the effectiveness of such registration statement while California (or lender or other third party arranged by it) holds any shares of such issued Common Stock and (ii) cause such Common Stock issued pursuant to the Transactions to be listed on the New York Stock Exchange (the “NYSE”), subject only to the official notice of the issuance of such shares, prior to the issuance of such Common Stock.

(B)	Bridge Financing

1	Bridge Financing	1.1	Simultaneously with the signing of this Term Sheet, the Parties shall execute the Bridge Financing Documents contemplated as of the date hereof, and, subject to the signing of, and entering into legal effect of, each of the Bridge Financing Documents by the relevant parties thereto, California or a financial institution arranged by California shall provide such Bridge Financing in accordance with the terms and conditions contained therein.

(C)	Purchase of Equity Interest

1	Common Stock to be Purchased	1.2	Immediately after the Closing, California (or its affiliate) (together with any subsequent permitted transferee, “Holder”) will have purchased enough shares of the Common Stock so that, as a result, California would own 19.99% of the issued and outstanding shares of the Common Stock on a pre-issuance basis (the “Equity Investment”). Indiana shall issue such shares of Common Stock constituting the Equity Investment in a primary issuance (including by conversion of the Bridge Financing or the exercise of the warrants associated therewith). Other details of the Equity Investment shall be set forth in the Definitive Transaction Documents.

2	Issuance Price and Use of Proceeds	2.1	The price to be paid by California for the purchase of the primary shares of the Common Stock under the Equity Investment at the Closing shall be US$2.80 per share. The purchase price shall be paid to Indiana in lawful currency of the United States by wire transfer of immediately available funds.

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		2.2	Use by Indiana of the proceeds of the Equity Investment shall be limited to use in working capital and repayment of existing indebtedness.

3	Board Representation	3.1	So long as Holder owns at least 10% of the outstanding shares of the Common Stock (i) Holder shall have the right, but not the obligation, to nominate one director (the “California Director”) to the Board of Directors of Indiana (the “Indiana Board”) and (ii) upon such nomination, Indiana shall appoint the California Director to the Indiana Board and shall use its best efforts to ensure that the California Director remains on the Indiana Board.

		3.2	Indiana shall use its best efforts to appoint the California Director to one or more committees of the Indiana Board to the extent that the California Director meets the applicable regulatory requirements on qualifications.

4	Information Rights	4.1	Holder shall enjoy information rights and certifications as to such information substantially similar to those enjoyed by other shareholders of similar stature. Notwithstanding the foregoing sentence, Holder shall have access to Indiana’s products, software, and technology only to the extent permitted by applicable U.S. export control laws and any licenses held by Indiana thereunder, provided that Indiana shall use its best efforts to procure all such licenses, if and when required, so that Holder would be afforded access to information substantially similar to those enjoyed by other shareholders of similar stature. Indiana may require that such access be preceded by certification of Holder that no products, software, or technology will be reexported, transferred, or conveyed except in compliance with U.S. export control laws.

		4.2	Except with respect to (i) information and discussion relating to competition with California, (ii) related party transactions with California; (iii) conflicts of interest involving the California Director and (iv) as may be restricted or prohibited by applicable laws (which include U.S. export control laws) or voluntary agreements with any governmental entity (including CFIUS or a member agency of CFIUS), the California Director shall have access to information available to any other members of the Indiana Board. The foregoing sentence’s reference to “applicable law” shall include, but not be limited to, U.S. export control laws, and, the California Director shall have access to Indiana’s products, software, and technology only to the extent permitted by applicable U.S. export control laws and any licenses held by Indiana thereunder, provided that Indiana shall use its best efforts to procure all such licenses, if and when required, so that the California Director would be afforded access to information available to any other members of the Indiana Board. Indiana may require that such access be preceded by certification of California that no products, software, or technology will be re-exported, transferred, or conveyed except in compliance with U.S. export control laws. The California Director shall at all times comply with policies, regulations and laws applicable to all the other directors of the Indiana Board.

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5	Liquidity of Equity Investment; Anti- Dilution Rights	5.1	The registration, listing and transfer rights relating to the Equity Investment are as set forth above in Article (A)(4) above.

		5.2	In the event of a further issuance of the Common Stock or securities convertible into, exercisable or exchangeable for the Common Stock (“Common Stock Equivalent Securities”), Holder shall have the right to subscribe for such securities to maintain its proportional shareholding prior to the issuance of such securities. Such subscription by Holder shall be made at the issue price received by Indiana (i.e., net of all underwriting discounts). In the case of an issuance or sale of Common Stock Equivalent Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration shall be deemed to be the fair value thereof as determined from the methodology implied in the definitive documents in connection with such an issuance, which methodology and calculations Indiana shall provide to Holder. Indiana shall provide (i) reasonable notice (at least 48 hours in cases described in the preceding sentence or three (3) business days in all other cases) to Holder of any issuance of the Common Stock or Common Stock Equivalent Securities and (ii) the same information to Holder as to other potential subscribers of such securities to enable Holder to make an informed decision. Holder shall have the later of (i) two (2) business days and (ii) the deadline by which other potential subscribers have to commit to subscribe. The foregoing does not apply to any issuance pursuant to (a) equity compensation awards pursuant to existing plans and programs approved by the Indiana Board (and additional plans and programs substantially similar with the existing plans and programs), (b) inducement equity compensation awards issued to employees pursuant to rules of the New York Stock Exchange or (c) equity compensation awards or plans adopted by Indiana in connection with an acquisition of a business.

6	Representations and Warranties	6.1	Indiana shall provide to California customary representations and warranties in the share subscription agreement with respect to the Equity Investment. Indiana shall further provide representations, warranties and covenants as may be requested by California in connection with any export control matters and conduct of business questions reasonably determined by California to be necessary in ensuring California’s compliance with applicable laws.

7	Indemnification	7.1	Indiana shall provide the California Director with indemnity and Director and Officer (D&O) liability insurance coverage to the same extent as provided to all other members of the Indiana Board.

(D)	Joint Venture

1	Preparatory Committee	1.1	Upon the signing of this Term Sheet, the Parties shall establish a preparatory committee for the JV and nominate their respective representatives to participate in such committee for mutual consultation on the matters set forth in this Article (D) and to coordinate and effect any necessary action to form the JV.

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		1.2	Such preparatory committee shall, among other tasks, (i) prepare a business plan as soon as possible, which shall be finalized prior to the signing of the Definitive Transaction Documents and shall become the Initial Business Plan (as defined in Article (D)(11)); (ii) discuss with and recommend to the JV Board (as defined in Article (D)(8.1)) the candidates, positions and titles for the Executive Management of the JV, and (iii) discuss, develop and recommend to the JV Board an organizational plan for the JV, including a transition plan for the period after Closing.

2	Formation of the Holding Entity; Indiana’s Transfer of Assets	2.1	Indiana and/or California shall establish one or more wholly-owned subsidiaries in legal form and under the laws of jurisdiction(s) to be mutually agreed upon by the Parties after taking into account all relevant considerations (including those with respect to tax) (“Holdco”).

		2.2	Indiana and/or California shall engage in a reorganization (the “Reorganization”) prior to the Closing in accordance with one or more plans to be mutually agreed upon by the Parties.

		2.3	Assets: As part of the Reorganization (and subject to tax structure), Indiana shall transfer to Holdco free and clear of all mortgages, charges, pledges, liens or claims or security interests (“Encumbrances”) (except for the ICON Capital Financing (as defined below) and other customary immaterial permitted Encumbrances) all tangible and intangible assets necessary to or principally used in the conduct or operation of the JV Business as presently conducted and operated by Indiana (or license certain Intellectual Property to Holdco as described below or provide Holdco with the benefits of assets not transferred to Holdco through services to be mutually agreed by the Parties as provided in Article (D)(4.2)), including all research & development operations within the scope of the JV Business and the ARAM Rental Business, but excluding the Indiana Excluded Assets (the “Indiana Transferred Assets”).

Without limiting the effect of the foregoing, the following arrangements shall be made with respect to the following categories of the Indiana Transferred Assets:

(a) Specified Assets: Indiana will transfer to Holdco certain tangible and intangible assets as set forth in Schedule (D)(2.3)(a) (it being understood that this schedule, with respect to tangible assets, and all schedules relating to tangible assets in this Term Sheet reflect only assets in the aggregate and that the Parties shall agree upon detailed schedules for purposes of the Definitive Transaction Documents and that each schedule in this Term Sheet represents such information to the best of such preparing Party’s knowledge and may be updated and supplemented by mutual agreement of the Parties in the Definitive Transaction Documents);

(b) Intellectual Property: Indiana will transfer and assign or license all intellectual property (including all patents, trademarks, trade dress, copyrights, software, trade secrets, inventions, know-how, formulae, processes,

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procedures,customer lists, supplier lists, market surveys and marketing know-how, along with all other intellectual property and goodwill of the business connected with the use of the foregoing and all registrations or applications in connection with the foregoing) (the foregoing, “Intellectual Property”) rights to be used in or necessary for the conduct or operation of the JV Business as presently conducted and operated by Indiana (the “Indiana JV Business IP”) as follows:

	(i)	Indiana shall transfer and assign to Holdco ownership of all Indiana JV Business IP owned or held by it that is used primarily in the conduct of the JV Business (the “Transferred Indiana JV Business IP”) and shall list such Intellectual Property with appropriate labeling on Schedule (D)(2.3)(b)(i);

	(ii)	Where requested by Indiana, Holdco shall grant to Indiana an exclusive, perpetual, non-sublicensable (except to wholly-owned subsidiaries), non-assignable, royalty-free license for such Transferred Indiana JV Business IP to be used substantially in the manner as such Intellectual Property is presently used by Indiana and solely for use (a) in connection with providing services to the JV or (b) in Indiana’s businesses that are outside the scope of the JV Business (the “Indiana Business Field”).

	(iii)	With respect to the Indiana JV Business IP not constituting the Transferred Indiana JV Business IP, Indiana shall provide a list of such Intellectual Property with appropriate labeling on Schedule (D)(2.3)(b)(iii), and shall grant to Holdco an exclusive, perpetual, irrevocable, non-terminable, sublicensable, assignable, royalty-free license for such Indiana JV Business IP solely for use within the scope of the JV Business;

	(iv)	Subject to Subsection (v) below, Indiana shall assign and transfer to Holdco (i) all agreements under which Indiana is licensed or otherwise permitted by a third party to use any Indiana JV Business IP, and (ii) all agreements identified by California under which a third party is licensed or otherwise permitted to use any Indiana JV Business IP owned by Indiana ((i) and (ii) collectively, the “Intellectual Property Contracts) and provide a list of such contracts under Schedule (D)(2.3)(b)(iv);

	(v)	If for any reason Indiana is unable, after exercising best efforts, to obtain appropriate consents for an Intellectual Property Contract to be assigned and transferred pursuant to Section 2.3(b)(iv), Indiana shall procure a new, equivalent contract providing

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Holdco with the same or substantially similar rights and benefits as the Intellectual Property Contract that was not assigned and transferred, provided that if the procurement of a new contract is prohibitively expensive or impracticable, the Parties shall discuss and mutually agree upon a course of action;

		(vi)	Each Party shall provide a customary covenant as to non-assertion of its contributed Intellectual Property rights against Holdco, provided that Holdco shall have the right to assert its intellectual property rights with respect to the Indiana JV Business IP against Indiana if Indiana continues to use such Intellectual Property following the Closing and in the absence or outside the scope of any license from the JV;

		(vii)	Subject to compliance with U.S. export control laws, Indiana shall agree to deliver all notebooks, databases, source code, documents and other materials embodying the Indiana JV Business IP to Holdco (the Parties agree that Indiana shall be permitted to retain a copy of all such materials only to the extent of legally mandated retention purposes) and shall agree to reasonably make available for consultation with Holdco (and the subsequent JV) any employees involved in the development of such Indiana JV Business IP; and

		(viii)	Indiana shall acknowledge that it has transferred or licensed all Indiana JV Business IP and that it retains or is licensed no Indiana JV Business IP that is not included in the Transferred Indiana JV Business IP, the Intellectual Property Contracts or otherwise not licensed to the JV, the absence of which would materially and adversely affect the JV’s conduct and operation of the JV Business. If, despite Indiana’s best efforts with respect to the foregoing, following the Closing, should Indiana discover any Indiana JV Business IP that should have been transferred or licensed to the JV, it shall promptly transfer and assign or license such Intellectual Property to the JV in accordance with the terms herein.

	(c)	Contracts: Indiana will transfer and assign to Holdco, and Holdco will assume from Indiana, all contracts and agreements held by Indiana necessary to or principally used in the conduct or operation of the JV Business as presently conducted and operated by Indiana (the “Indiana JV Contracts”), except for such contracts agreed to by the Parties for which arrangements have been made and by which the JV Business will not be adversely affected.

		(i)	Indiana shall use its best efforts to inform its affected suppliers and customers of the formation

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of the JV and use best efforts to transition such supplier and customer contracts (and their administration) to the JV in a manner not disruptive to the JV Business.

			(ii)	Indiana shall assign and transfer to Holdco all insurance policies that are held by Indiana and that are to be used in or necessary to the conduct or operation of the JV Business or procure substantially equivalent insurance policies for the JV to take effect immediately follow the Closing, provided that if the consent to transfer or assignment or the procurement of such new insurance policies is prohibitively expensive or impracticable, the Parties shall discuss and mutually agree upon a course of action.

			(iii)	A schedule of Indiana JV Contracts and their arrangements identified as of the signing of this Term Sheet shall be set forth in Schedule (D)(2.3)(c)(iv). The Parties shall agree on the list of Indiana JV Contracts prior to the signing of the Definitive Transaction Documents.

		(d)	ARAM Rental Business: The ARAM equipment rental business is owned and operated through two wholly-owned subsidiaries of Indiana: ARAM Rentals Corporation (“ARC”) and ARAM Seismic Rentals, Inc. (“ASRI”) (collectively, the “ARAM Rental Business”). Indiana intends to transfer the ARAM Rental Business to Holdco through an assignment of the stocks of ASRI and ARC or their parent companies. The Parties acknowledge that the assets of the ARAM Rental Business are secured by master loan and security agreements between ARC and ICON Ion, LLC and ASRI and ICON Ion, LLC, respectively (the “ICON Capital Financing”), that ARC and ASRI are borrowers under the ICON Capital Financing, that Indiana is and after the Closing will remain a guarantor of the ICON Capital Financing and that the security interest in the assets of the ARAM Rental Business will remain with such assets after their transfer to the JV. As consideration for Indiana remaining as guarantor for the ICON Capital Financing (pursuant to the terms of such ICON Capital Financing), at the Closing, the JV shall execute and deliver a guarantee in favor of Indiana on substantially the same terms to the guarantee provided by Indiana to ICON Ion, LLC.

	2.4	The “Indiana Excluded Assets” are as specifically agreed to by the Parties and set forth on Schedule (D)(2.4) (including certain amounts of accounts receivable of Indiana for which California or one of its subsidiaries is the payor).

	2.5	Following the signing of this Term Sheet, the Parties may by mutual agreement update the schedules set forth in this Article (D)2) and elsewhere in this Article (D), which shall form the basis of the relevant schedules in the Definitive Transaction

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Documents.

		2.6	Each Party will use its best efforts to procure any consents of third parties required to effect the transactions described in this Article (D). Each Party shall provide the other Party with commercially reasonable assistance as shall be requested by the other Party from time to time in procuring such consents of third parties.

		2.7	From the signing of this Term Sheet to the Closing, except for the Reorganization, Indiana shall maintain and operate its JV Business in the ordinary course and substantially as presently conducted.

3	California’s Acquisition of Equity Interest and Formation of JV;	3.1	California shall enter into a share purchase agreement (the “JV SPA”) the effect of which is that at the Closing:

			(a)	California shall purchase, and Indiana shall sell, 51% of the equity interests of Holdco;

			(b)	in consideration for the transfer of the aforesaid 51% of the equity interests of Holdco, California shall (i) pay to Indiana US$108.5 million in lawful currency of the United States and (ii) subject to satisfactory completion of due diligence by Indiana, transfer and assign to Holdco certain assets of California that the Parties agree are useful to the JV Business. The California Transferred Assets are listed on Schedule (D)(3.1)(b) and include:

				(i)	Certain land seismic recording systems under development;

				(ii)	Certain production lines relating to auxiliary equipment;

				(iii)	certain manufacturing facility and land relating to the manufacturing of the ES109 recording system

				(iv)	All equity owned by California in the sales and marketing company, which equals 80% of the total issued and outstanding equity of such company;

				(v)	All Intellectual Property owned or held by California to be used primarily in the conduct or operation of the California Transferred Assets (the “California JV Business IP”); and

				(vi)	All contracts and agreements held by California primarily in the conduct or operation of the California Transferred Assets, but excluding any and all contracts related to the provision or receipt of goods or services in or related to Cuba, Iran, Myanmar (Burma), North Korea, Syria and Sudan, and any other government, country or person or entity, including such persons and entities that are identified on the List of Specially Designated Nationals and Blocked Persons (“SDNs”), that is the target of U.S. economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (the “California JV Contracts”). The Parties shall agree

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on the list of California JV Contracts prior to such transfer;

(c) California agrees to the same arrangements, commitments, representations, undertakings and agreements with regard to the California Transferred Assets as Indiana made or is required to make in Section 2.3 with regard to the Indiana Transferred Assets, if applicable;

(d) a shareholders’ agreement entered into by California and Indiana shall become effective and Holdco shall adopt new articles of association providing for the remaining provisions of this Article (D) (following such change, Holdco shall be referred to herein as the “JV”).

	3.2	On and following the Closing, California (or an affiliate thereof) shall hold 51% of the equity interest of the JV and Indiana (or an affiliate thereof) shall hold 49% of the equity interest of the JV (each such percentage ownership of the JV, a “Percentage Interest”).

	3.3	The Parties shall provide customary representations and warranties to each other in the JV SPA, including with respect to the assets (including Intellectual Property), contracts, employees, the shares of Holdco, services available to it and the consents obtained. Without in any way limiting the scope of customary representations and warranties to be provided in the JV SPA, Indiana shall specifically provide representations and warranties to the effect that (i) it owns or has the right to use, and will transfer and assign to the JV, all Indiana Transferred Assets except as otherwise agreed to by the Parties and identified in the JV SPA, (ii) together with any services provided by Indiana to be mutually agreed between the Parties pursuant to Article (D)(4.2) and any license of Intellectual Property by Indiana, the Indiana Transferred Assets constitute all the assets, properties, contracts and rights necessary for the JV Group (as defined in Article (D)(32.2)) to conduct the JV Business in all material respects as presently conducted by Indiana,(iii)there are no material undisclosed liabilities regarding the Indiana Transferred Assets whether contingent or fixed except as those that have been disclosed to California in writing prior to the signing of this Term Sheet, (iv) Indiana has complied with all applicable laws and (v) the transactions contemplated by the Definitive Transaction Documents would not contravene or result in a default under any contract of Indiana or any law applicable to the JV Business, subject, in each case, to customary qualifications. Without in any way limiting the scope of customary representations and warranties to be provided in the JV SPA, California shall specifically provide representations and warranties in the JV SPA with regard to the California Transferred Assets that are substantially similar to the representations and warranties that Indiana provides with respect to the Indiana Transferred Assets.

	3.4	The Parties shall provide customary indemnities to each other, including with respect to their respective representations and warranties as to the assets contributed.

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		3.5	The Parties agree that, after the signing of this Term Sheet, if either Party reasonably believes that any tangible or intangible asset that is necessary to the JV Business is not transferred or assigned to the JV (or, where the transfer or assignment of such asset is not permissible, no substitute arrangement has been made), the Party to whom the asset belongs shall agree to have such transferred and assigned to the JV (or, where the transfer or assignment of such asset is not practicable, to make substitute arrangements that provide the JV with substantially similar benefits as if the asset has been transferred and assigned to the JV).

		3.6	The Parties acknowledge that the California Transferred Assets to be contributed to the JV by California will require additional capital expenditures for which California will contribute up to US$9.5 million (the “Additional California Cap-Ex”) (which the Parties agree constitutes part of the value of the California Transferred Assets) and which Additional California Cap-Ex will not be used for working capital. California agrees to pay such funding amounts of the Additional California Cap-Ex into the JV when and as necessary in connection with the JV building a manufacturing facility on the California-contributed land. If the total Additional California Cap-Ex is below US$9.5 million, California agrees to contribute an amount equal to the shortfall to another capital expenditure project of the JV to be identified by the JV Board. Such funding by California shall not be deemed to be an additional capital contribution or loan by California and California shall not receive any additional shares of the JV as a result of the funding.

		3.7	All direct or indirect taxes shall be borne by the Party obligated to pay such taxes under law, including any tax liability incurred in connection with the operation of the JV Business conducted by such Party prior to the Closing and any liability for taxes resulting from the assignment or transfer of any Indiana Transferred Assets and any California Transferred Assets, as applicable, in connection with the Closing.

		3.8	The Parties shall further discuss on the structure and jurisdiction of the JV based on tax and other considerations.

4	Employees and Service Agreements	4.1	As part of the formation of the JV, Indiana and California agree as follows:

(a) Indiana and California shall use their best efforts to ensure the stability of the operations and personnel of the JV Business;

(b) The Parties agree that Indiana’s contributions to the JV Business shall form the core operations of the JV and as such, Indiana is in the best position to identify those key JV Business personnel of Indiana necessary to the full functioning of the JV Business (including all management, technology and research & development personnel) (such persons, the “Key Employees”). Therefore, Indiana shall provide California with a list of such Key Employees it identifies and the Parties shall either (i) cause the Key Employees to become employed by the JV by transferring

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to the JV the stock of the corporate entity that employs the Key Employees (and receiving their acknowledgement as to such transfer) or (ii) use their best efforts to cause the Key Employees to terminate employment with Indiana and become employed by the JV or its subsidiaries pursuant to a comparable offer of employment from the JV, unless Indiana has obtained California’s consent in writing to not take such action with regard to such Key Employees;

			(c)	California shall take the same actions described in Subsection (b) above with regard to its key employees for the California Transferred Assets, if applicable;

			(d)	Indiana and California shall jointly identify to each other all of their respective employees necessary or primarily related to the JV Business and shall make all appropriate arrangements (including using best efforts for such employees to be employed by, seconded or provide services to the JV) to make the services of such employees available to the JV, subject to any applicable U.S. export control licenses or authorizations;

			(e)	Without the JV’s prior written consent (which consent shall not be unreasonably withheld), from the Closing until the fifth anniversary of the Closing, neither Party may directly or indirectly (i) solicit or accept the employment of any employees of the JV or (ii) hire, re-hire, agree to have as a contractor or otherwise employ such employees of the JV;

			(f)	All Intellectual Property developed by employees of the JV after the Closing shall belong to the JV.

		4.2	In connection with the establishment of the JV, Indiana and California shall enter into one or more services agreement(s) with the JV, providing for such additional services as the JV may require from Indiana and California and as Indiana and California are capable and willing to provide, in order to operate the JV Business, and the JV shall provide appropriate licenses of its Intellectual Property as necessary for the provision of such services; provided that the foregoing shall not be construed as excusing either Party from the transfer of the Indiana Transferred Assets and the California Transferred Assets, as applicable, or the obligation with regard to any Key Employees, and the Parties hereby agree that they intend only for a limited amount of ancillary assets used in the conduct of the JV Business (and not any critical or core assets) contributed by each Party to be provided as a service.

5	Name, Headquarters and Facilities	5.1	The name of the JV shall be mutually agreed by the Parties.

		5.2	The principal headquarters of the JV shall be determined by the JV Board.

		5.3	The locations of the facilities and operations of the JV Group shall be determined by the JV Board after taking into account the best commercial interests of the JV and applicable U.S. export control laws.

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6	Scope of the JV	6.1	The scope of the JV Group shall be the business of designing, development, engineering, manufacturing, research and development, distribution, sales and marketing and field support of land-based equipment used in seismic data acquisition for the energy and petroleum industry, including any and all existing products and technologies comprising Indiana’s Scorpion®, Aries®, FireFly®, Pelton, vibroseis, eVib, Connex and land VectorSeis® product lines and businesses and any research & development of, improvements of and new products by the JV based on the forgoing products including the ARAM Rental Business, but excluding any Excluded Business (collectively, the “JV Business”). The Parties agree that the JV itself may conduct the JV Business or may be engaged solely in the business of holding investments in its subsidiaries, which subsidiaries may engage in the JV Business.

		6.2	The “Excluded Business” shall mean:

(a) the analog sensor businesses of Indiana and California; and

(b) the businesses of certain companies in which California or Indiana is a minority owner as of the date of this Term Sheet that are listed on Schedule (D)(6.2)(b).

		6.3	The scope of the JV Business may be revised only by mutual agreement of the Parties.

		6.4	The JV’s objective will be to maximize its value and economic profits for its shareholders.

7	Term	7.1	The term of the JV shall commence on the Closing and will have an initial term of thirty (30) years and shall automatically renew for additional five (5) year terms (collectively, the “Term”), unless one Party notifies the other Party in writing of its intent not to renew at least 180 days prior to the expiration of any term. Following expiration of the Term, Article (D)(30) shall apply.

8	Future Capital Contributions	8.1	From time to time, the Board of Directors of the JV (the “JV Board”) may determine that the JV shall require additional equity to fund the then effective Business Plan (as defined in Article (D)(11)). In such event, the Board shall have the right to require the Parties to make a proportional mandatory additional capital contribution (“Additional Capital Contribution”).

		8.2	If one Party fails to make all or any portion of an Additional Capital Contribution, then the other Party who has contributed its entire portion of such Additional Capital Contribution may elect to advance all or a portion of the non-contributing Party’s unpaid portion of such Additional Capital Contribution to the JV as a loan by the contributing Party to the non-contributing Party, bearing interest at an annual rate equal to the “prime” rate plus an applicable margin. If such loan is not repaid with all accrued interest within ninety (90) days, then such contributing Party shall have the right to elect to cause the remaining unpaid portion of the capital advance to be converted into an additional capital contribution to the JV by the contributing Party. In such event, the value of the new shares of the JV shall be calculated with respect

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			to the then fair market value of the JV as agreed to by the Parties or as determined by a mutually acceptable, reputable international independent valuation firm retained by the JV.

9	Allocations of Profits and Losses	9.1	Profits and losses of the JV (for financial, accounting and tax purposes) shall be allocated to each Party pro rata in proportion to its Percentage Interest.

10	Distributions; Distribution Policy	10.1	Distributions to the Parties shall be made to each Party on a pro rata basis in proportion to its Percentage Interest and shall be made by the JV to the Parties when and as declared by the JV Board.

		10.2	The JV shall make distributions in accordance with the JV Board’s dividend and distribution policy. The initial policy of the JV Board with respect to dividends and distributions to the JV’s shareholders, whether by distribution of earnings and profits, returns of capital or other available profits shall be set forth in more detail in the Definitive Transaction Documents (the “Dividend and Distribution Policy”).

11	Business Plan and Annual Operating Plan	11.1	California and Indiana will mutually agree to an initial five-year business plan for the JV prior to the entering into of Definitive Transaction Documents to be effective after the Closing (the “Initial Business Plan”). California and Indiana agree to present the Initial Business Plan to the JV Board and procure that their respective representatives on the JV Board to vote for the approval and adoption of the Initial Business Plan.

		11.2	Subsequent five-year business plans (the “Subsequent Business Plans” and, together with the Initial Business Plan, the “Business Plans”) for the JV will be prepared by the Executive Management (as defined in Article (D)(17)) for approval by the JV Board.

		11.3	The Parties shall cause the JV to operate within the parameters set forth in the then-effective Business Plan.

		11.4	Each fiscal year, the Executive Management shall prepare an annual operating budget and plan of the JV based on the then effective Business Plan (the “Annual Operating Plan”) for approval by the JV Board.

12	Governance Structure of JV	12.1	The shareholders of the JV shall elect the members of the JV Board as set forth in Article (D)(14) and be entitled to vote in approving the Fundamental Matters as set forth in Article(D)(13).

		12.2	Except as otherwise set forth in the shareholders’ agreement or the JV’s governing documents, the JV Board shall be responsible for approving all matters related to the JV, including the appointment of the Executive Management, except as prohibited by applicable law.

		12.3	The Board shall delegate its powers with respect to the management and operation of the JV to the Executive Management as provided in the organizational documents of the JV.

		12.4	The Executive Management shall report to the JV Board and be responsible for the day-to-day operations of the JV as set forth in

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Article (D)(17).

13	Shareholder Votes and Fundamental Matters	13.1	All resolutions of the shareholders shall require a simple majority, except for any resolution on a Fundamental Matter, which shall require the approval of shareholders holding at least 70% of the voting power.

		13.2	The following are “Fundamental Matters”:

(a) amending or waiving any terms of the organizational documents of the JV (other than mere technical amendments having no effect on the rights of the shareholders of the JV);

(b) winding up or liquidating or adopting a plan to effect the dissolution of the JV;

(c) a sale of all or substantially all assets of the JV;

(d) a change in the size or function of the JV Board; and

(e) mergers, statutory share exchanges, amalgamations, consolidations and similar corporate changes of such nature as provided by applicable law.

		13.3	Subject to applicable law and the matters set forth in Section 13.2 above, all decisions and actions that may be legally taken by the JV Board shall be within the JV Board’s sole jurisdiction.

		13.4	Written resolutions in lieu of shareholder meetings shall be permitted.

14	Board Authority and Composition	14.1	The JV Board shall be the ultimate decision making body of the JV and shall review and consider such matters as it may deem proper.

		14.2	The JV Board shall have 7 directors, consisting initially of 4 directors appointed by California (each, a “California JV Director”) and 3 directors appointed by Indiana (each, an “Indiana JV Director” and together with the California JV Directors, the “JV Directors”), which shall be appropriately adjusted following changes in the ownership of equity interest of the JV.

		14.3	Following the resignation, retirement or removal of a JV Director, the replacement of such vacancy shall be made by the Party who initially appointed such director.

		14.4	The JV Board shall be chaired by a California JV Director and shall have as a vice-chair an Indiana JV Director.

15	Meetings of the Board	15.1	The JV Board shall meet quarterly as convened by the chairman, the vice-chairman or as required by applicable law. Each JV Director shall be given notice of the JV Board meeting location, agenda and any other accompanying materials at least ten (10) business days prior to a meeting and shall be given a reasonable opportunity to attend even if their attendance is not required in order to obtain quorum. At the request of any JV Director given at least two (2) business days in advance of the meeting date, the JV shall provide video-conferencing for the conduct of such meeting.

		15.2	The quorum for meetings of the JV Board shall be 4 directors (5 in the case of JV Board meetings held for the purpose of approving

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resolutions on the specific matters set forth in Article (D)(16.1). If such quorum shall not be present at any meeting of the JV Board, the directors present shall adjourn the meeting and promptly give notice of when the next JV Board will be reconvened.

		15.3	The JV Board shall be permitted to act by written resolutions in lieu of meetings of the JV Board provided that such written resolutions are circulated to all JV Directors at least ten (10) business days prior to the adoption of such resolution, subject to any bona fide exigent circumstances that demand more prompt action.

		15.4	The minutes of the JV Board, any resolutions made by the JV Board and information provided to the JV Board (including meeting agendas) shall be in both Chinese and English and copies shall be circulated to all JV Directors.

16	Actions of the Board	16.1	The JV Board shall be entitled to take actions with the affirmative vote of a simple majority of the outstanding members of the Board, except for the following actions (each, a “Reserved Matter”), which shall require the approval of at least 5 directors:

			(a)	conducting any material business that is not within the scope of the JV Business;

			(b)	any change of the timing of the fiscal year, the financial reporting standard or the auditor of the JV;

			(c)	material changes to the Initial Business Plan;

			(d)	approving or changing the Dividend and Distribution Policy;

			(e)	approving or changing the JV’s policies and practices applicable to Related-Party Transactions (as defined in Article (D)(26));

			(f)	the admission of any new shareholder of the JV resulting from issuances of new equity interest of the JV (except for the issuance of new equity interest to affiliates of California or Indiana);

			(g)	authorize, approve or require any Additional Capital Contribution in excess of the amount of capital expenditure and working capital needs contemplated under the Business Plans or such other amount as approved by the Board in compliance with the voting requirements of this subsection; and

			(h)	any action that would increase the indebtedness of the JV beyond that contemplated within the Business Plans or such other amount as may be approved by the Board in compliance with the voting requirements of this subsection.

17	Executive Management	17.1	The “Executive Management” of the JV shall be appointed by the JV Board and shall be identified and agreed to as quickly as possible by the preparatory committee for the JV after the execution of this Term Sheet.

		17.2	The JV Board shall appoint additional members of Executive Management in its discretion. In recognition of the importance of

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management continuity and stability to the JV, the JV Board shall give considerable weight to maintaining the appointment of the member of the Executive Management members to retain talents for the long-term.

		17.3	The Executive Management shall be responsible for the day-to-day operations of the JV, including:

(a) Execution of the Business Plans, including marketing, development and pricing strategies;

(b) Providing monthly management reports on key commercial, financial, technological and/or marketing developments and such other reports as the JV Board may request; and

(c) Such other matters as may be appropriate or as may be requested or delegated by the JV Board.

18	Employee Related Matters	18.1	Following the Closing,

(a) The Parties shall endeavor to maintain the stability and continuity of the JV’s employees to ensure the smooth operation of the JV Business.

(b) Unless otherwise agreed, new employees of the JV shall be employed by the JV, as the JV Board may determine to be appropriate. At the request of the JV, the Parties shall provide additional human resources support functions, including, if necessary, available and permissible under applicable benefits plans, secondment arrangements and/or benefits and insurance, for such employees. If either Party provides such services, the JV shall reimburse such Party all costs it incurs as a result of such services.

19	Marketing, Distribution and Additional Support	19.1	Each Party shall provide such support to the JV as may be necessary to conduct the JV Business, including sales, marketing and distribution and other support services that may be necessary to ensure that such Party’s contributions to the JV Business may operate at least as well as prevailed prior to the Closing (subject to any arrangements under the Business Plan). If either Party provides such services, the JV shall reimburse such Party all costs it incurs as a result of such services.

		19.2	The JV Board shall choose the provider(s) of marketing and sales services to the JV, which shall initially be Indiana. Indiana shall be obligated to provide such services for two (2) years following the establishment of the JV (for the avoidance of doubt, the JV’s use of Indiana’s marketing and sales services shall not confer upon Indiana any exclusive right to provide such or any other services to the JV), although the JV may decline such services at any time.

		19.3	It is the intention of the Parties to have the JV establish its own marketing and sales personnel and networks within two (2) years following the establishment of the JV, and Indiana shall provide the JV with all reasonable assistance and support to the JV in its effort to build its own marketing and sales networks and sales team. If, after the expiration of such two (2) year period, the JV has not yet fully established its own marketing and sales personnel and

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			networks, at the request of the JV, Indiana shall continue to use best efforts to assist the JV to provide such services (or parts thereof) for which the JV lacks its own capability on comparable terms until the JV can fully establish its own capability in such area.

20	Branding	20.1	The JV shall have ownership of and right to use all brands and trade names of the existing products of the Parties to be contributed to the JV Business.

		20.2	The JV shall determine the brands and trade names of its new products and product lines developed and operated by the JV Business.

21	Certain Intellectual Property Considerations	21.1	The JV shall acquire ownership of any Intellectual Property developed by it or its subsidiaries after the Closing in the course of its business, including any improvements it makes to any Intellectual Property licensed from any Party.

		21.2	Indiana shall grant an irrevocable, perpetual, royalty-free license to the JV (for use solely in the JV Business) for all improvements on the Indiana JV Business IP made by Indiana following the Closing.

		21.3	The JV shall grant an irrevocable, perpetual, royalty-free license to Indiana (for use solely in the Indiana Business Field) for all improvements on Indiana JV Business IP made by the JV following the Closing.

		21.4	The JV shall have customary rights with respect to infringement actions by third parties with respect to any Intellectual Property licensed by the Parties, including indemnification from the licensor regarding such claims.

22	Non-Competition	22.1	Each of California and Indiana agrees that, during the Term of the JV, it and its subsidiaries shall not compete anywhere in the world directly in the businesses that are within the scope of the JV Business other than any Excluded Business. In the event a Party (the “Acquirer”) acquires, incidentally as part of a larger transaction, a business that competes directly with the businesses that are within the scope of the JV (a “Competing Business”), the Acquirer shall undertake to dispose of such Competing Business within a reasonable period of time.

		22.2	Subject to the foregoing, the Parties acknowledge and agree that each Party shall be permitted to conduct its businesses in the ordinary course with competitors of the JV and that either Party may conduct businesses with competitors of the other Party.

		22.3	Each Party agrees that in furtherance of the JV, the Parties shall cooperate on such matters outside the scope of the JV Business from time to time as may be agreed between the Parties.

23	Financial Reporting	23.1	The fiscal year of the JV shall begin on January 1 and end on December 31.

		23.2	The JV shall prepare and maintain their accounts and financial statements, and maintain internal controls, in accordance with, and otherwise comply with the applicable provisions of United States Generally Accepted Accounting Principles (“U.S. GAAP”) and until

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the end of the year 2013 shall produce financial statements in accordance with both U.S. GAAP and the Internal Financing Reporting Standards, as adopted by the International Accounting Standards Board and endorsed by the European Union (“IFRS”), after which the JV shall only be required to produce financial statements in accordance with IFRS, unless otherwise agreed to by the Parties.

		23.3	The JV Board shall determine the auditor of the JV from among the following audit firms (or their successors or affiliated entities in different geographic regions): Ernst & Young, PricewaterhouseCoopers, Deloitte Touche Tohmatsu and KPMG.

24	Audit Rights	24.1	The Definitive Transaction Documents shall grant California and Indiana the right to inspect and audit, at their respective expense, the books, records, facilities, operations and assets of the JV.

25	Information Rights	25.1	The JV shall produce unaudited quarterly financial statements and business reports and audited annual financial statements for the Parties.

26	Related-Party Transactions	26.1	The JV shall receive in all transactions between a Party or any of its affiliates, on the one hand, and the JV or any of its subsidiaries, on the other hand (each, a “Related-Party Transaction”), terms (including potential customary volume discounts) no less favorable to the JV than those that would have prevailed in a transaction with independent third parties in an arm’s-length transaction under similar circumstances and market positions, provided that in all transactions the JV shall be obligated to provide to California and Indiana terms that are at least as favorable as those provided to third parties including with respect to, quality, payment terms, price and delivery terms.

		26.2	All Related-Party Transactions, other than those in the ordinary course of business, shall be approved by the JV Board in the same manner as an addition to the policies and practices applicable to Related Party Transactions required by Section 16.1, unless such Related Party Transaction has previously been approved, including:

(a) licenses of certain intellectual property by Indiana to the JV and by the JV to the Parties as contemplated in this Term Sheet at Closing;

(b) agreement relating to marketing, sales and distribution channels and networks of the Parties;

(c) secondment arrangements of employees; and

(d) services agreements with respect to other support functions to be provided by Indiana or California to the JV.

		26.3	Related-Party Transactions that are in the ordinary course of business, including those in the ordinary course of business such as the purchase of products by California from the JV and the supply of products by Indiana to the JV, shall be approved by the JV Board or the Executive Management (if so delegated by the JV Board) consistent with the policies and practices required by Section 26.1 above. Each quarter, a written summary of all

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material Related Party Transactions and purchases by either Party from the JV performed during the preceding quarter, including a description of the pricing, payment and other principal terms of such transactions, shall be delivered to the JV Board pursuant to the specific provisions of the JV organizational documents.

		26.4	If a Party or its affiliate offers terms and conditions (including as to quality and reliability) to the JV that are at least as favorable to the JV as terms and conditions that are or would be offered by an independent third party, the JV and the JV Board shall give preference to dealing with such Party or its affiliate.

27	Transfers of Ownership Interests	27.1	Neither Party may directly or indirectly transfer (including by a Change of Control) or assign its interests and rights in the JV without the prior written consent of the other Party, except that:

(a) California may transfer all or any part of its equity interest in the JV as required under applicable law, regulation or government policy where such law, regulation or government policy mandates that California shall no longer be the holder of such equity interest of the JV, provided that such transferee agrees to be bound by all terms applicable to the ownership of the JV including becoming a party to all applicable agreements, subject to applicable law (each, a “Permitted California Transfer”);

(b) either Party may transfer pursuant to a Change of Control provided that it complies with the procedures for a Right of First Refusal to the other Party as to its equity interest in the JV and that the transferee is not a competitor of the other Party;

(c) On or after the fifth (5th) anniversary of the Closing, following compliance with the procedures for a Right of First Refusal to the other Party, any Party may transfer or assign its interests in the JV to a person other than a direct competitor of the JV and the other Party; provided that such transferee agrees to abide by all terms applicable to the ownership of the JV including becoming a party to all applicable agreements;

A “Change of Control” means the (i) acquisition, directly or indirectly, by a third party or group consisting of third parties of beneficiary ownership in excess of 50% of the outstanding shares of the common stock of a Party or voting power of outstanding voting securities entitled to vote in the election of directors of the Party or (ii) consummation of a merger, consolidation, amalgamation or similar business combination between a Party and any other third party, excluding, in each case, any Permitted California Transfer.

A “Right of First Refusal” means a right of first refusal on customary terms and procedures.

28	Deadlock and Dispute Resolution Procedures	28.1	In the event of any dispute between the Parties related to the JV (including a disagreement related to the operation or governance of the JV and a breach by either Party or the JV of its obligations) or the consistent and repeated failure (on at least two separate

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occasions) by the JV Board or Parties to resolve any matter (or obtaining quorum on such matter), in addition to any other remedies required by applicable law:

		(a)	The chief executive officers of California and Indiana shall discuss the dispute in good faith on a regular basis for a period of thirty (30) days (or a lesser period if both Parties agree that a resolution is not forthcoming) following the occurrence of the dispute, in an effort to resolve the dispute;

		(b)	If no agreement is reached by the end of the discussion period described above, then the dispute will be referred to non-binding mediation for a period of not greater than sixty (60) days after the conclusion of the discussion period described above, in a forum according to customary procedures to be agreed to in the Definitive Transaction Documents (provided that if the nature of the dispute is not conducive to resolution by mediation, the Parties may mutually agree to forego the mediation process); and

		(c)	If no resolution is reached at the conclusion of the mediation process described above, then either Party may refer the dispute to arbitration as provided in this Term Sheet.

	28.2	Notwithstanding the foregoing, at any time after the fifth (5th) anniversary of the Closing and prior to the eighth (8th) anniversary of the Closing, following the occurrence of (i) any failure to resolve as to any Fundamental Matter or Reserved Matter, (ii) a dispute over a material breach of the terms of the JV or (iii) a fundamental disagreement by the Indiana JV Directors or Indiana with respect to any significant management or operational matter concerning the JV that has been raised and discussed at least once at a meeting of the JV Board and has not been resolved; provided that, in each case, such dispute has undergone the procedures set forth in Article (D)(28.1) above but prior to arbitration (a “Deadlock”), Indiana shall have the right to elect to require California to purchase all of shares in the JV held by Indiana for the then fair market value of shares of the JV as of the date of the Deadlock Notice (as defined below) (such a sale, the “Deadlock Sale”). The Deadlock Sale right and fair market value of such shares shall be as follows:

		(a)	If Indiana elects to exercise its Deadlock Sale right as described above, it shall deliver a written notice (the “Deadlock Notice”) to California and the JV within twenty (20) business days following the occurrence of a Deadlock.

		(b)	For a period of ten (10) business days following delivery of the Deadlock Notice, Indiana and California shall attempt in good faith to reach agreement on the fair market value of Indiana’s shares in the JV. If the Parties cannot agree on such value within the designated time period, Indiana and California shall, within ten (10) business days, agree upon two internationally recognized investment banking firms with expertise in valuing companies engaged in

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businesses similar or related to the JV Business. The Parties shall jointly be responsible for the fees and expenses of the selected investment banks.

		(c)	Within twenty (20) business days of the selection of the investment banks pursuant to Clause (b) above, each such investment bank shall independently determine, by using commonly accepted valuation techniques, the enterprise value of the entire JV on a 100% basis. The JV shall provide the investment banks with prompt access to such information of the JV as the investment banks may reasonably request to enable them to prepare their appraisal. On the thirty (30th) business day (or earlier or later if reasonably requested by such investment banks) following the selection of the two investment banks, each investment bank shall deliver its valuation report of the JV to the Parties and the enterprise value of the JV shall be equal to the average (mean) of the valuations determined by the two investment banks. The Parties shall then derive the value of Indiana’s JV shares by subtracting the JV’s net debt from the JV’s enterprise value and multiplying the resulting value by Indiana’s percentage ownership in the JV.

		(d)	The JV shall provide the investment banks with prompt access to such information of the JV as the investment banks may reasonably request to enable them to prepare their appraisal. On the thirty (30th) business day (or earlier or later if reasonably requested by such investment banks) following the selection of the two investment banks, each investment bank shall deliver its valuation report of Indiana’s JV shares to the Parties, and the fair market value of Indiana’s JV shares shall be equal to the average (mean) of the valuations determined by the two investment banks.

		(e)	The Parties shall use their best efforts to obtain all governmental and other approvals and make all notifications necessary to complete the Deadlock Sale. The Deadlock Sale shall be completed within twenty (20) business days after determination of the fair market value for Indiana’s shares as described above (whether by investment banks or by agreement of the Parties) or, if all necessary approvals are not obtained or if California has insufficient funds to acquire such equity interest in the JV in a Deadlock Sale by such date, within ten (10) business days after the receipt of all such approvals or expiration of an additional ninety (90) day grace period during which California may raise additional funding. Upon completion of the Deadlock Sale, all of the JV equity interest owned by Indiana shall be transferred to California, free and clear of all Encumbrances, and California shall pay the purchase price to Indiana in lawful currency of the United States by wire transfer of immediately available funds.

	28.3	During the process of the Deadlock Sale, the Parties and the JV

Article		Description

shall use their best efforts to continue to operate the JV in the ordinary course of business.

29	Withdrawals; Winding Up, Liquidation and Dissolution	29.1	No Party shall withdraw from the JV or take any action to dissolve, terminate or liquidate the JV or to require apportionment or appraisal of the JV or any of its assets except as expressly permitted by the terms of the Definitive Transaction Documents concerning the JV, and each Party shall waive any rights to take such actions under applicable law.

		29.2	The JV shall dissolve upon (a) the written agreement of both Parties or (b) a termination of the JV.

		29.3	Upon dissolution of the JV, all the business and affairs of the JV will be promptly liquidated and wound up and the remaining assets of the JV shall be distributed to the owners of the JV in accordance with their ownership percentages.

30	Termination	30.1	The JV shall terminate if one of the following events shall have occurred:

• the written agreement of all shareholders of the JV;

• the expiration of the Term of the JV;

• the sale of all or substantially all of the assets of the JV;

• the dissolution of the JV; or

• at the election of a Party, if the other Party enters into bankruptcy, insolvency, liquidation or similar creditor protection.

		30.2	Following the date of such termination (the “Termination Date”), the JV shall promptly cease operations and wind up its business in accordance with Section 29.

31	Sale Upon Material Breach	31.1	Upon a material breach by either Party of the terms of any Definitive Transaction Documents concerning the JV that materially impedes in the conduct of the JV Business by the JV which is not cured within a period of two (2) months following notice of such breach to such Party (a “Triggering Event”), the other Party (the “Non-Triggering Party”) shall at its sole discretion have the right to buy all of the equity interest in the JV held by the Party undergoing the Triggering Event and those held by affiliates of such Party (the “Trigger Purchase”) for 80% of the then fair market value of shares of the JV in accordance with procedures similar to that for a Deadlock Sale.

32	Compliance with Law	32.1	The JV shall at all times be in material compliance with applicable laws. For the avoidance of doubt, the JV shall at all times comply with the applicable requirements of the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”) and as well as applicable non-U.S. law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other non-U.S. anti-bribery conventions and anti-corruption and anti-bribery laws (collectively, the “anti-bribery laws”); U.S. economic sanctions administered by OFAC; all U.S. statutory and regulatory requirements and export and import control laws and regulations related to the export or transfer of

Article		Description

commodities, software and technology, including the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders (collectively the “Export Control Laws”); and anti-boycott laws, regulations and guidelines of the United States, including Section 999 of the Internal Revenue Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as relating to anti-boycott matters (the “anti-boycott laws”).

		32.2	Without limiting the foregoing, the Parties shall cause the JV and its subsidiaries (the “JV Group”) to adopt and enforce compliance policies designed to prevent, and not to engage in, any business relationships or transactions between the JV Group and (i) any countries targeted by U.S. economic sanctions administered by OFAC, (ii) any SDN or other entity or individual targeted by the U.S. economic sanctions administered by OFAC, or any entity or individual directly or indirectly owned or controlled by any SDN or other person so targeted or (iii) any of the Parties or their affiliates that would further the activities of those described clauses (i) and (ii) of the foregoing. In addition, the Parties shall cause the JV Group to adopt and enforce policies to ensure compliance with (i) the FCPA and the anti-bribery laws and (ii) all Export Control Laws, especially with respect to the assets contributed to the JV Group by Indiana and any products, services or technologies that make use of such contributed assets.

		32.3	The Parties shall specify further details with respect to the foregoing in the shareholders’ agreement between the Parties and the Parties shall cause the JV Group to implement appropriate policies and procedures to ensure compliance with the foregoing and cause the JV Group to abide by such policies and procedures.

(E)	Refinancing and Credit Facility

1	Refinancing	1.1	The Parties agree that Indiana’s currently existing US$110.8 million term A loan shall be refinanced by certain commercial lender(s) procured by California at terms reasonably satisfactory to both Parties (the “Refinancing”). The refinanced debt shall be held by Indiana. The Parties acknowledge and agree that the Refinancing is an integral part of the Transactions to be completed by the Closing and that all parts of the Transactions shall occur concurrently or simultaneously.

		1.2	The Parties agree that the principles of the Refinancing shall be as follows:

(a) The final maturity date shall be no sooner than December 31, 2015;

(b) The interest rate spread shall be tighter than those under the existing Credit Agreement; and

(c) The covenants in connection with the long-term financing shall be more favorable (less stringent) than that under the existing Credit Agreement.

Article		Description

(d) In addition to other customary terms and conditions, the Refinancing (and the New Credit Facility) will be secured by a first priority lien over substantially all of Indiana’s assets.

		1.3	The Parties shall negotiate and enter into definitive Refinancing agreements to be agreed to by the Parties.

2	Credit Facility	2.1	The Parties agree that certain commercial lender(s) procured by California shall arrange and extend to Indiana a new revolving line of credit in the amount of US$100 million (the “New Credit Facility”), which may be combined with the Refinancing, at terms reasonably satisfactory to both Parties. The Parties agree that the principal terms of the New Credit Facility shall be the same as the principal terms of the Refinancing. The Parties further acknowledge and agree that the New Credit Facility is an integral part of the Transactions to be completed by the Closing and that all parts of the Transactions shall occur concurrently or simultaneously.

		2.2	The Parties shall negotiate and enter into definitive New Credit Facility agreements to be agreed to by the Parties.

(F)	Other Terms

1	Confidentiality	1.1	The contents of this Term Sheet are confidential and shall be subject to the terms of the Non-Disclosure Agreement, dated as of August 7, 2009.

		1.2	Neither Party shall issue a press release, make an announcement or make any disclosure relating to the Bridge Financing, the Equity Investment, the JV, the New Credit Facility and the Refinancing, this Term Sheet or any matters referred to or contemplated herein, including the existence of this and the status of the Transactions, without the express written consent of the other Party, except as may be required to comply with the requirements of any applicable law, rules or regulations of any stock exchange upon which the securities of a Party are listed or quoted, in which case such Party shall, prior to such disclosure, consult with and provide an opportunity to the other Party to comment on the contents of such disclosure. Notwithstanding the foregoing, the Parties hereby agree that the contents of this Term Sheet and the matters referred to or contemplated herein may be provided to and discussed with CFIUS and any other governmental entity in furtherance of seeking Transaction approvals.

2	Representations and Warranties	2.1	Each Party hereby represents and warrants that:

(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) it has the requisite corporate power and has been duly authorized to enter into this Term Sheet;

(c) no consent, approval, license, permit, order, waiver, authorization, registration, declaration, notice or filing

Article	Description

(“Consent”) is required to be obtained by it from, or to be given by it, or made by it with any governmental authority or any other Person in connection with the execution, delivery and performance by it of this Term Sheet, except for certain regulatory and corporate approvals and third party consents listed on Schedule (F)(2.1)(c) and no Consent is required for the consummation of the Transactions, other than (i) the review of the Transactions by CFIUS under Exon-Florio, (ii) filings required pursuant to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, if any, and (iii) applicable PRC government approvals in connection with Transactions and such other Consents as may be identified by the Parties;

		(d)	the execution, delivery and performance of this Term Sheet by it and the consummation of the transactions contemplated hereby does not and will not (i) violate, conflict with or result in the breach of any provision of its organizational or governance documents; (ii) in any material respect, conflict with or violate any Law applicable to it or any of its material assets or properties; or (iii) in any material respect, conflict with, or result in a violation or breach of or constitute a default under, any material contract to which it is a party or by which its assets, rights and properties are bound;

		(e)	there are no material undisclosed liabilities whether contingent or fixed relating to such Party or to the JV Business except as that has been disclosed to the other Party in writing prior to the signing of this Term Sheet; and

		(f)	no regulatory investigation or other legal proceeding (other than those arising from the Transactions) against any Party shall have been initiated or threatened against such Party.

	2.2	Indiana hereby further represents and warrants: (i) Schedule (F)(2.2) contains a complete and accurate list of export classifications and export licenses for the products of each of the Indiana group companies that are to be contributed to the JV Group and that are to be retained by Indiana for the conduct of its business; (ii) none of the Indiana group companies provides any products or services to the United States Government (including any department, agency, committee, or other body thereof); (iv) none of the Indiana group companies produces or trades in: (A) defense articles and defense services, and related technical data covered by the United States Munitions List (USML), which is set forth in the ITAR, or any other article or service covered in the ITAR; (B) articles and services for which commodity jurisdiction requests under 22 C.F.R. § 120.4 are pending; (C) products and technology subject to export authorization administered by the Department of Energy (10 C.F.R. part 810) or export licensing requirements administered by the Nuclear Regulatory Commission (10 C.F.R. part 110); or (D) Select Agents and Toxins (7 C.F.R. part 331; 9 C.F.R. part 121; and 42 C.F.R. part 73); (v) each of the Indiana group companies is, and has at all times been, in

Article		Description

			compliance with all statutory and regulatory requirements under the FCPA, as well as any applicable anti-bribery laws in each jurisdiction in which such Indiana group company operates and, in each case, is without notice of violation thereof; (vi) (A) no company of the Indiana group companies or any of its affiliates does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country (including Cuba, Iran, Myanmar (Burma), North Korea, Syria or Sudan), or with any SDN or other person or entity targeted by any U.S. economic sanctions administered by OFAC; (B) no company of the Indiana group companies is owned or controlled (within the meaning of the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598) (“OFAC regulations”)) by any targeted government or SDN or other targeted person or entity; (C) the proceeds of the Transactions received by Indiana will not be used (directly or indirectly) to fund any operations in, finance any investments or activities in or make any payments to, any targeted country, or to fund, finance or make any payments to any targeted person or entity; and (D) all of the companies of the Indiana group companies are, and have at all times been, in compliance in all respects with applicable provisions of the OFAC regulations; (vii) all of the Indiana group companies are, and have at all times been, without notice of violation in any material respect of and in compliance in all material respects with the anti-boycott laws including all reporting requirements, and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons; and (viii) all of the Indiana group companies are, and have at all times been, in compliance with all Export Control Laws and no Indiana group company has sold, exported, re-exported, transferred, diverted or otherwise disposed of any products, software or technology (including products derived from or based on such technology) to any destination or person prohibited by the Export Control Laws, without obtaining prior authorization from the competent government authorities as may be required by those laws.

		2.3	Indiana, as a publicly listed company in the United States, further represents and warrants that it complies with all applicable United States securities laws and regulations and NYSE rules in all material respects.

3	Exclusivity	3.1	During the period from the execution of this Term Sheet to the Outside Date (the “Exclusivity Period”), Indiana shall not and shall cause its subsidiaries, affiliates and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making by any third party of any proposal or offer with respect to any transaction contemplating any acquisition or purchase of any equity of Indiana or any of its businesses (or joint venture, pledge, transfer or disposal of any material assets), any merger or other business combination involving Indiana or any strategic arrangement with respect to contemplating a sale, joint venture, pledge, transfer or disposal of any material assets to be used in the JV Business (each, a “Restricted Transaction”).

Article		Description

		3.2	In addition, during the Exclusivity Period, Indiana shall not and shall cause its subsidiaries, affiliates and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Restricted Transaction, or otherwise knowingly facilitate any effort or attempt to make or implement any Restricted Transaction. During the Exclusivity Period, Indiana shall and shall cause its subsidiaries, affiliates and representatives to promptly inform California of any communications or attempts at communications by any third party relating to a Restricted Transaction. Parties may extend such Exclusivity Period by mutual agreement in writing.

		3.3	During the Exclusivity Period, California shall not and shall cause its subsidiaries, affiliates and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making by any third party of any proposal or offer with respect to any transaction relating to the JV Business that would be inconsistent or interfere with the transactions contemplated by the Parties in this Term Sheet (a, “California Restricted Transaction”).

		3.4	In addition, during the Exclusivity Period, California shall not and shall cause its subsidiaries, affiliates and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a California Restricted Transaction, or otherwise knowingly facilitate any effort or attempt to make or implement any California Restricted Transaction. During the Exclusivity Period, California shall and shall cause its subsidiaries, affiliates and representatives to promptly inform Indiana of any communications or attempts at communications by any third party relating to a California Restricted Transaction.

4	Conditions to Entry into Definitive Transaction Documents	4.1	Each Party shall negotiate in good faith and use its best efforts to negotiate and enter into, within the Exclusivity Period, the Definitive Transaction Documents embodying the terms set forth in this Term Sheet and other terms as both Parties may subsequently agree.

		4.2	Each Party’s obligations to enter into Definitive Transaction Documents shall be conditional upon (“Mutual Signing Conditions”):

(a) no indication or statement from the relevant regulatory agencies that the Transactions would not be approved, would be objected to or would be sanctioned or otherwise be required to be altered from the terms contemplated herein or that California’s business and operations would be required to be altered;

(b) no regulatory order prohibiting the transactions contemplated by the Definitive Transaction Documents shall have been issued by any governmental agency; and

(c) no assignment for the benefit of creditors or bona fide proceeding been instituted by or against the other Party or its subsidiaries seeking to adjudicate any of them as

Article	Description

bankrupt or insolvent or seeking their liquidation, winding up or reorganization or any other relief from creditors being sought; and

		(d)	no fact or circumstance arising during such Party’s due diligence investigation of the other Party, which findings lead to the discovery of any material issues in the other Party’s JV Business and, in the case of Indiana, Indiana’s financial condition, business and operations that materially changes such Party’s reasonable expectations with respect to the other Party’s relevant business, prospects and results of operations from that prevailing as of the date of this Term Sheet;

	4.3	California’s obligations to enter into Definitive Transaction Documents shall be further conditional upon (“California Signing Conditions”):

		(a)	no material adverse event or condition occurring that has resulted in a material adverse effect as to Indiana, including its business, prospects and results of operations;

		(b)	no notice of default being issued and no declaration of acceleration by any holders of any material liability of Indiana and its subsidiaries (including, without limitation, the Bridge Financing) or any default or material breach under such material liability;

		(c)	no material breach by Indiana of any of its representations or warranties as set forth in Article (F)(2) or the obligations under this Term Sheet, except for such breaches which have been cured or compensated by Indiana within 20 business days following their discovery; and

		(d)	the representations and warranties of Indiana set forth in Article (F)(2) continuing to be true and correct in all material respects as if such representations and warranties had been made on such subsequent dates until the Definitive Transaction Documents are entered into, except for such breaches which have been cured or compensated by Indiana within 20 business days following their discovery.

	4.4	Indiana’s obligations to enter into Definitive Transaction Documents shall be further conditional upon (“Indiana Signing Conditions”):

		(a)	no material adverse event or condition occurring that has resulted in a material adverse effect as to California’s ability to effect the Transactions, including its business, prospects and results of operations of its JV Business; and

		(b)	no material breach by California of any of its representations or warranties as set forth in Article (F)(2) or the obligations under this Term Sheet, except for such breaches which have been cured or compensated by California within 20 business days following their discovery; and

		(c)	the representations and warranties of California set forth in

Article		Description

Article (F)(2) continuing to be true and correct in all material respects as if such representations and warranties had been made on such subsequent dates until the Definitive Transaction Documents are entered into, except for such breaches which have been cured or compensated by California within 20 business days following their discovery.

5	Termination of TermSheet; Fees Payable	5.1	Each Party’s obligations under this Term Sheet may be terminated at any time prior to the entering into of Definitive Transaction Documents:

			(a)	by written agreement of the Parties;

			(b)	by either Party by giving notice of such termination to the other Party if any of the Mutual Signing Conditions for the entering into of Definitive Transaction Documents have not been or are not capable of being satisfied as of the Outside Date (or earlier if it becomes apparent any such Mutual Signing Condition is not capable of being satisfied);

			(c)	by California if any of the California Signing Conditions have not been satisfied as of the Outside Date (or earlier if it becomes apparent that any such California Signing Condition is not capable of being satisfied), subject to a cure period of twenty (20) business days; or

			(d)	by Indiana if any of the Indiana Signing Conditions have not been satisfied as of the Outside Date (or earlier if it becomes apparent that any such Indiana Signing Condition is not capable of being satisfied), subject to a cure period of twenty (20) business days.

		5.2	If this Term Sheet shall be terminated in accordance with Article (F)(5.1) immediately above, a fee of US$5 million payable by wire transfer in immediately available funds shall be made within ten (10) business days as follows:

			(a)	No amounts shall be payable by either Party if this Term Sheet is terminated in accordance with Article (F)(5.1)(a) or Article (F)(5.1)(b);

			(b)	Indiana shall pay to California such US$5 million in the event that California terminates this Term Sheet pursuant to Article (F)(5.1)(c);

			(c)	California shall pay to Indiana such US$5 million in the event that Indiana terminates this Term Sheet pursuant to Article (F)(5.1)(d).

		5.3	The Definitive Transaction Documents shall also provide for an appropriate reciprocal break-up fee in the event that a Party does not comply with its obligations to complete the Transactions in accordance with the Definitive Transaction Documents.

6	Conditions to the Closing	6.1	The closing of the Transactions shall be subject to customary closing conditions to be set forth in the Transaction Documents, including, without limitation:

Article		Description

			(a)	obtaining regulatory approvals required under applicable laws, regulations and required third-party consents;

			(b)	the prior or simultaneous closing of all parts of the Transactions;

			(c)	either (i) CFIUS shall have provided notice to the Parties to the effect that a review or investigation of the Transactions has been concluded, and that a determination has been made that there are no unresolved U.S. national security concerns or (ii) CFIUS shall have provided notice to the Parties to the effect that a review or investigation of the Transactions has been concluded, and that a determination has been made that mitigation efforts are necessary to resolve the U.S. national security concerns of CFIUS and California and Indiana shall have agreed on such mitigation efforts and entered into such agreements that permit CFIUS to determine that there are no unresolved U.S. national security concerns or (iii) the period of time for any applicable review process by CFIUS and any subsequent Presidential decision whether to take action under Exon-Florio shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the Transactions under Exon-Florio on the basis that they threaten to impair the national security of the United States or otherwise;

			(d)	obtaining all required import and export licenses in connection with the JV Business and the Equity Investment; and

			(e)	with respect to the Equity Investment:

(i) the filing of the application for listing of the shares to be issued under the Equity Investment on the NYSE;

			(f)	with respect to the JV:

(i) the formation of Holdco and satisfactory completion of the transactions contemplated in Article (D)2) and satisfactory completion of the policies, procedures and arrangements contemplated in Article (D)(32); and

			(g)	other customary closing conditions.

7	Miscellaneous	7.1	Subject to Article (G), this Term Sheet shall be binding on the Parties.

		7.2	Use of the word “including” in this Term Sheet shall mean “including without limitation”.

		7.3	No person not a party to this Term Sheet shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any provision of this Term Sheet.

8	No Third Beneficiaries	8.1	This Term Sheet shall inure to the benefit of and be binding (subject to Article (G)) upon the parties hereto and their respective successors. Nothing in this Term Sheet, express or implied, is

Article		Description

			intended to confer upon any person other than California or Indiana or their respective successors, any rights or remedies under or by reason of this Term Sheet.

9	Severability	9.1	In case any provision (or part of a provision) of this Term Sheet shall be invalid, illegal, unenforceable or otherwise cannot be given legal effect, the validity, legality, enforceability and legal effectiveness of the remaining provisions (or remaining part of the affected provision) shall not in any way be affected or impaired thereby.

10	No Assignment	10.1	No party to this Term Sheet may, whether by contract, operation of law or otherwise, assign any of its rights or delegate any of its obligations under this Term Sheet without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and without effect, it being understood that California’s obligations with respect to Bridge Financing, Refinancing and New Credit Facility may be undertaken by one or more lenders arranged by California.

11	Governing Law	11.1	This Term Sheet shall be governed by the laws of England and Wales without regard to the conflict of law principles thereof.

12	Arbitration	12.1	All disputes in connection with either this Term Sheet, any Transaction Documents or other documents subsequently executed, or the breach, termination, interpretation or validity thereof, shall be finally settled by the Hong Kong International Arbitration Centre (the “HKIAC”) pursuant to UNCITRAL Rules, with California, on the one hand, being entitled to designate one arbitrator, and with Indiana, on the other hand, being entitled to designate one arbitrator, while the third arbitrator will be selected by agreement between the two designated arbitrators or, failing such agreement within ten (10) calendar days of initial consultation between the two arbitrators, by the HKIAC pursuant to its arbitration rules.

		12.2	If any Party fails to designate its arbitrator within twenty (20) calendar days after the designation of the first of the three arbitrators, the HKIAC shall have the authority to designate any person whose interests are neutral to the Parties as the second of the three arbitrators.

		12.3	The arbitration shall be conducted in both Chinese and English.

(G)	Effectiveness

1	Effective of Term Sheet	1.1	Except for Article (B), Article (F) and this Article (G), which shall be effective upon the execution of this Term Sheet, other provisions of this Term Sheet shall be subject to and conditioned upon the receipt of approval of this Term Sheet from each of the National Development and Reform Commission of the PRC and the Ministry of Commerce of the PRC.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has caused this Term Sheet to be executed by a duly authorized officer as of October 23, 2009.

BGP INC., CHINA NATIONAL PETROLEUM CORPORATION
By:	/s/ Wang Tiejun
	Name:	Wang Tiejun
	Title:	President

ION GEOPHYSICAL CORPORATION
By:	/s/ Robert P. Peebler
	Name:	Robert P. Peebler
	Title:	Chief Executive Officer

List of Schedules
1.	Schedule (D)(2.3)(a): Tangible and intangible assets to be transferred by Indiana to Holdco.

2.	Schedule (D)(2.3)(b)(i): Transferred Indiana JV Business IP.

3.	Schedule (D)(2.3)(b)(iii): Indiana JV Business IP not constituting the Transferred Indiana JV Business IP.

4.	Schedule (D)(2.3)(b)(iv): Intellectual Property Contracts.

5.	Schedule (D)(2.3)(c)(iv): Indiana JV Contracts and their arrangements.

6.	Schedule (D)(2.4): Indiana Excluded Assets.

7.	Schedule (D)(3.1)(b): California Transferred Assets.

8.	Schedule (D)(6.2)(b): Companies in which California or Indiana is a minority owner and whose businesses are parts of the Excluded Business.

9.	Schedule (F)(2.1)(c): Certain regulatory and corporate approvals and third party consents.

10.	Schedule (F)(2.2): Export classification.